UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 13, 2012

XILINX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18548	77-0188631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Logic Drive, San Jose, California		95124
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2012, Xilinx, Inc. (the “Corporation”) entered into and approved amendments to the employment letter agreement entered into between the Corporation and Moshe Gavrielov, the Corporation’s President and Chief Executive Officer on January 4, 2008, and the employment letter agreement entered into between the Corporation and Jon Olson, the Corporation’s Senior Vice President, Finance and Chief Financial Officer, on June 2, 2005, as amended on February 14, 2008.

The amendments to Mr. Gavrielov’s and Mr. Olson’s employment letter agreements clarify certain provisions of such agreements that relate to the acceleration of vesting terms. Specifically, (i) with respect to the 24 months’ additional vesting of equity awards that Mr. Gavrielov is entitled to receive if the Corporation terminates his employment other than for Cause (as defined in his employment letter agreement) or due to a disability, or he voluntarily terminates his employment for Good Reason (as defined in his employment letter agreement) and (ii) with respect to the 12 months’ additional vesting of equity awards that Mr. Olson is entitled to receive if he is involuntarily terminated without Cause (as defined in his employment letter agreement) within one year following the consummation of a Change of Control (as defined in his employment letter agreement):

(a)(1) for any performance-based restricted stock units (“Performance-Based RSUs”) for which the number of earned restricted stock units has not been determined as of the date of termination, for both Mr. Gavrielov and Mr. Olson, to the extent such termination, as described above, occurs within one year following the consummation of a Change in Control (as defined in his amended offer letter agreement), the number of Performance-Based RSUS that will be deemed earned for purposes of such accelerated vesting will equal the target number of restricted stock units set forth in the applicable award agreement (the “Target Number of RSUs), provided that for Mr. Gavrielov, if his employment is terminated for the reasons described above at any time other than within one year following the consummation of a Change in Control, the number of Performance-Based RSUs that will become earned for purposes of such 24 months’ accelerated vesting will not be the Target Number of RSUs but will instead be determined based on actual performance of the applicable performance metrics, as, and at such time as, determined by the Compensation Committee of the Board of Directors, and (2) to the extent any earned restricted stock units are subject to “cliff” vesting on one or more anniversaries of the date of grant, solely for purposes of determining the number of such earned restricted stock units that shall vest upon termination, such earned restricted stock units will be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant, and Mr. Gavrielov and Mr. Olson will become vested in the number of earned restricted stock units that would have vested during the period commencing from the applicable date of grant and continuing until the applicable termination date and during an additional 24-month or 12-month period, respectively, following the applicable termination date; and

(b) for restricted stock units not subject to vesting based on performance metrics (“RSUs”), to the extent any such RSUs are subject to “cliff” vesting on one or more anniversaries of the date of grant, solely for purposes of determining the number of such RSUs that shall vest upon termination, such RSUs will be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant, and Mr. Gavrielov and Mr. Olson will become vested in that number of RSUs that would have vested during the period commencing from the date of grant and continuing until the applicable termination date and during an additional 24-month or 12-month period, respectively, following the applicable termination date.

The description of the amendments set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the amendments, which are attached hereto as Exhibits 10.17 and 10.18.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.17	Amendment of Employment Agreement between Xilinx, Inc. and Moshe Gavrielov dated June 13, 2012

10.18	Amendment of Employment Agreement between Xilinx, Inc. and Jon Olson dated June 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: June 19, 2012	By:	/s/ Jon A. Olson
Jon A. Olson
Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.17	Amendment of Employment Agreement between Xilinx, Inc. and Moshe Gavrielov dated June 13, 2012

10.18	Amendment of Employment Agreement between Xilinx, Inc. and Jon Olson dated June 13, 2012